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                                May 7, 1998



Premier Parks Inc.
11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

Ladies and Gentlemen:

      We have acted as counsel to Premier Parks Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of (i) up to 250,000 shares of common stock, par value $0.05 per share, of the Company (the "Shares") and (ii) an indeterminate number of contingent rights (the "Rights") to receive (subject to the fulfillment of certain conditions) Shares, which will be issued by the Company upon the exchange of shares of stock of Walibi S.A. (the "Walibi Stock"), a Belgian corporation, in accordance with the terms of the Exchange Offer. Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

      In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company as amended, the form of Contingent Share Agreement and Plan (the "Contingent Share Plan") between the Company and Premier International Holdings Inc. ("International") filed with the Commission on April 30, 1998 and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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May 7, 1998
Page 2


      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the due incorporation and valid existence of the Company. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed the due incorporation and valid existence of the Company.

      Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

      The Rights have been duly authorized and when (i) the Contingent Share Plan has been duly executed and delivered by the parties thereto and (ii) the Company has received the consideration to be paid for the Rights in accordance with the terms of the Contingent Share Plan, the Rights will be validly issued, fully paid and nonassessable and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus/Offer to Purchase forming a part of the Registration Statement.

                                       Very truly yours,